Exhibit 99.1

Lear Corporation on Track to Meet or Surpass Second-Quarter
2003 Earnings Guidance; Full-Year Outlook Unchanged

     Southfield, Mich., June 13, 2003 — Lear Corporation [NYSE: LEA] today announced that its overall business continues to be strong and it is on track to meet or surpass previously stated 2003 second-quarter earnings guidance. Lear’s full-year outlook remains unchanged.

     On April 16, 2003, Lear provided second-quarter earnings guidance of between $1.20 and $1.30 per share, compared to $1.27 per share in the year-earlier second quarter. For the full-year 2003, Lear estimated earnings to be in the range of $4.85 to $5.25 per share.

     “Although several North American and European automakers have cut second-quarter production schedules, we incorporated these actions in our prior earnings guidance,” said David C. Wajsgras, Lear Senior Vice President and Chief Financial Officer. “In the tough environment the automotive industry is facing, our focus continues to be on providing superior service to our customers and delivering on our financial commitments.”

     As previously announced, Lear will report second-quarter financial results and update full-year earnings guidance on July 17, 2003.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by 115,000 employees in more than 280 facilities located in 33 countries. Additional information about Lear and its products is available on the Internet at www.lear.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

# # #